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                                                                       EXHIBIT 4


                                     PFIZER

                           SAVINGS AND INVESTMENT PLAN

             (RESTATED AND AMENDED EFFECTIVE AS OF JANUARY 1, 1994)


(6/23/94)
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                                TEXT OF THE PLAN
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I.   PURPOSES

     The purposes of this Plan are to foster thrift on the part of the eligible employees by affording them the opportunity to make regular savings and investments through payroll deductions in order to provide the opportunity for additional security at retirement, and also to provide them with a proprietary interest in the continued growth and prosperity of the Company. As an incentive, the Company will match a portion of such savings by regular contributions as provided in the Plan. This Plan is designed to be a profit sharing plan under Section 401(a) of the Code.


II.  DEFINITIONS

     Wherever used in this Plan:

     "Account" means the aggregate interest of a Member in all of the Funds in which he participates under the Plan.

     "Adjusted" means the cost of living adjustment factor prescribed by the Secretary of the Treasury under Section 415(d) of the Code for years beginning after December 31, 1987, as applied to such items and in such manner as the Secretary shall provide.

     "Affiliate" means the Company and any entity affiliated with the Company within the meaning of Code Sections 414(b), with respect to controlled groups of corporations, 414(c) with respect to trades or business under common control with the Employer, and 414(m) with respect to affiliated service groups, and any other entity required to be aggregated with the Employer pursuant to regulations under Section 414(o) of the Code; except that for purposes of applying the provisions hereof with respect to the limitations on contributions, Section 415(h) of the Code shall apply.

     "Anniversary Year" means 1) the twelve-month period following the date on which an Employee begins his employment with an Employer, as well as successive twelve-month periods thereafter or 2) the twelve-month period following the date on which a Member who has incurred one or more one-year breaks in service first recommences employment with an Employer after such event, as well as successive twelve-month periods thereafter.

     "Associate Company" means any corporation which adopts this Plan pursuant to the provisions of Section XIX. hereof, and when action is required to be taken hereunder by an Associate Company such action shall be authorized by its Executive Committee or its Board of Directors.

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     "Code" means the Internal Revenue Code of 1986, as amended from time to time.

      "Committee" means the Savings and Investment Plan Committee hereinafter provided for in Section XVII. hereof.

     "Company" means Pfizer Inc., a Delaware corporation, and any successor corporation, and when action is required to be taken hereunder by the Company, such action shall be authorized by the Executive Committee or the Board of Directors of the Company.


     "Creditable Service" shall mean each anniversary year in which an Employee completes at least 1,000 hours of service. A transfer from one Employer to another shall not constitute a break in Creditable Service or a termination or employment with any Employer for the purposes hereof.

     "Employee" means a person who is employed in the service of an Employer within the United States of America or any of its territories or possessions, or who is a United States citizen employed in the service of an Employer outside the continental limits of the United States of America. A person who is a United States citizen or a Participating Resident Alien (as defined below) and who is employed outside the continental limits of the United States of America in the service of a foreign subsidiary (including foreign subsidiaries of such foreign subsidiary) of the Company shall be considered, for all purposes of this Plan, as employed in the service of the Company; provided that the Company has entered into an agreement under Code Section 3121(1) which applies to the foreign subsidiary of which such person is an employee, and provided further that contributions under a funded plan of deferred compensation, whether or not a plan described in Code Sections 401(a), 403(a), or 405(a), are not provided by any other person with respect to the remuneration paid to such individual by the foreign subsidiary.

     "Employee Contributions" means, subject to the applicable limitations herein, contributions made on an after-tax basis by a Member pursuant to Section VI.A.

     "Employer" means the Company, any Associate Company or any Affiliate which has adopted the Plan.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

     "Highly Compensated Employee" means any employee of the Employer or an Affiliate who during the Plan Year or preceding Plan Year (i) was at any time a 5-percent owner (as defined in Section 416(i)(1) of the Code), (ii) received compensation from the

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Employer or an Affiliate in excess of $75,000 (as Adjusted), (iii) received compensation from the Employer or an Affiliate in excess of $50,000 (as Adjusted) and was in the group consisting of the highest 20% paid employees during such Plan Year, or (iv) was at any time an officer of the Employer or an Affiliate and received compensation greater than 50 percent of the amount in effect under Section 415(b)(1)(A) of the Code for such Plan Year.

     For purposes of subparagraph (iv) of the preceding paragraph, no more than 50 employees (or, if lesser, the greater of 3 employees or 10 percent of employees) shall be treated as officers. Notwithstanding the above, an employee who is not considered a Highly Compensated Employee for the preceding Plan Year under subparagraphs (ii), (iii) or (iv) of the preceding paragraph shall not be a Highly Compensated Employee for the current Plan Year under such subparagraphs unless such employee is also among the 100 top-paid employees for such Plan Year.

     If an individual is a member of the family of a 5-percent owner or of a Highly Compensated Employee in the group consisting of the ten Highly Compensated Employees paid the greatest compensation during the Plan Year, then
(i) such individual shall not be considered a separate employee, and (ii) any compensation paid to such individual (and the applicable contribution on behalf of such individual) shall be treated as if it were paid to (or on behalf of) the 5-percent owner or Highly Compensated Employee; except that the limit on compensation imposed by Section 401(a)(17) of the Code shall be applied only to the extent required by that Section and the regulations thereunder. The term "family" means, with respect to any Employee, such Employee's Spouse and lineal ascendants or descendants and the spouses of such ascendants or descendants.

     A former employee shall be treated as a Highly Compensated Employee if such employee was a Highly Compensated Employee when he separated from service, or was a Highly Compensated Employee at any time after attaining age 55.

     For purposes of determining whether an employee is a Highly Compensated Employee, the term "compensation" means compensation within the meaning of
Section 414(q)(7) of the Code.

     "Hours of Service" means all hours for which an Employee is directly or indirectly paid, or entitled to payment (including back pay for periods for which such awards pertain), by an Employer, Affiliate or Associate Company for the performance of duties, or for reasons other than the performance of duties, such as vacation, injury, accident, sickness, short-term disability or authorized leave of absence. In the case of a payment which is made or due on account of a period during which an employee performs no duties,


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hours of service will be determined in accordance with the appropriate
Department of Labor regulations (Section 2530.200b-2(b) and (c)).

     "Leased Employee" means any person who is not an Employee of the Employer and who provides services to the Employer if such services are provided pursuant to an agreement between the Employer and another, such person has performed such services for the Employer on a substantially full-time basis for a period of at least one year, and such services are of a type historically performed in the business field of the Employer by employees.

     "Member" means an Employee who participates in the Plan in accordance with the provisions of Section V. hereof, or a retiree or terminated employee who has elected a deferred distribution under Section XII.

     "Nonhighly Compensated Employee" means an employee who is neither a Highly Compensated Employee nor a family member of such an Employee as described in the definition of Highly Compensated Employee.

     "Participating Resident Alien" means a person who is not a United States citizen but (1) has previously been employed as a lawful Resident Alien in the service of an Employer within the United States of America, (2) has participated in the Plan during such employment, (3) is currently employed at a location outside both the person's country of citizenship and the continental limits of the United States of America, and (4) continues to maintain his eligibility for employment as a lawful Resident Alien within the United States of America.

     "Plan Year" means the calendar year.

     "Qualified Deferred Earnings Contributions" means, subject to applicable limitations herein, contributions made by an Employer on a before-tax basis to the Plan on behalf of a Member pursuant to Section VI.A.

     "Regular Earnings" means the regular base pay and bonuses of a Member, as established by an Employer, including any lump sum severance payments, but excluding Christmas bonuses, overtime, shift differentials, allowances, premium pay, contest awards and other similar payments. No part of any bonus or other remuneration forming part of the compensation of any Member shall be used as a basis for a contribution by an Employer or the accrual or payment of any benefit under this Plan if such bonus or other remuneration should cause the accrual or payment of such benefit to become discriminatory under the Code and applicable Treasury Regulations thereunder. For purposes of Section 401(a)(17) of the Code, the

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Regular Earnings of an Employee who is a 5-percent owner (as defined in Section
416(i)(1)(A)(iii) of the Code) or who is one of the ten most Highly Compensated Employees shall include the Regular Earnings paid to such Employee's Spouse or lineal descendants who have not attained age 19 by the close of the Plan Year. The amount in effect under Section 401(a)(17) of the Code shall then be allocated among such individuals in proportion to each family member's Regular Earnings without regard to Section 401(a)(17) of the Code. For Plan Years beginning on or after January 1, 1989 and before January 1, 1994, a Member's Regular Earnings shall not exceed $200,000 (as Adjusted) for any Plan Year. For Plan Years beginning on or after January 1, 1994, a Member's Regular Earnings shall not exceed $150,000 for any Plan Year, as adjusted under Section 401(a)(17)(B) of the Code.

     "Trustee" means the Trustee hereinafter provided for in Section XVIII. hereof.

     "Unit" or "Unit of Participation" means the unit of measure of a Member's proportionate interest in each of the unsegregated Funds established pursuant to
Section VII. hereof.

     "Value Determination Date" means the last day in each calendar month, as of which the Committee shall determine the value of each Unit in each Fund established pursuant to Section VII. hereof. Wherever used in this Plan, the masculine pronoun shall include the feminine pronoun.


III. EFFECTIVE DATE

     This Plan shall be effective as of July 1, 1965, or as soon as practicable thereafter.


IV.  ELIGIBILITY

     Beginning with the January 1st following his employment, any Employee who is included within a group or class designated by the Company as eligible for participation may become a Member of this Plan in accordance with Section V. hereof. The groups or classes designated by the Company are set forth in Schedule A.

     No Leased Employee shall be eligible to participate in the Plan.

     A Member or an Employee who was eligible for participation who has terminated employment and who is subsequently reemployed with a group or class designated by the Company is eligible for participation as of the date of such re-employment. An Employee

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who was not eligible for participation and who was subsequently reemployed within a group or class designated by the Company is eligible for participation as of the earlier of (i) the January 1st following his re-employment, or (ii) the later of the date of re-employment or the first day of the month following the completion of one year of Creditable Service.


V.   PARTICIPATION

     Participation in the Plan shall be entirely voluntary. An eligible Employee may become a Member of this Plan on the January 1st that he first becomes eligible in accordance with Section IV. hereof, or on the first day of any subsequent calendar month (or on the first day of the payroll period next succeeding), by authorizing his Employer to make payroll deductions in the form prescribed by the Committee and by directing the investment thereof as hereinafter provided, or, with the approval of the Company, by the transfer of all or a portion of a Rollover Contribution to the Plan for the account of said Employee. Such authorizations and directions shall continue in effect unless or until the Member suspends, withdraws, or modifies them, as hereinafter provided, or until termination of employment or of the Plan.


VI.  CONTRIBUTIONS

A.   Employee Contributions and Qualified Deferred Earnings Contributions

     Subject to applicable limitations in this Section and in Section XIV., a Member may contribute as Employee Contributions on an after-tax basis in each pay period, by payroll deduction, an amount equal to from 2% to 15%, inclusive, in whole percents of his Regular Earnings for said period; provided, however, that a Member receiving remuneration in the form of salary continuation who is no longer performing services as an employee, may not contribute. To the extent that a Member contributes less than 15% of his Regular Earnings as Employee Contributions, and subject to the applicable limitations in this Section and in
Section XV., a Member may elect under Section 401(k) of the Code and the applicable Treasury Regulations thereunder, in writing on a form prescribed by the Committee, to defer receipt of up to 15% of his Regular Earnings, or such lesser amount as established by rule of the Committee (which rule may be applied uniformly, or solely to those members who are Highly Compensated Employees in accordance with the Code and the applicable Treasury Regulations thereunder), and to have such deferred earnings, hereinafter referred to as Qualified Deferred Earnings Contributions, contributed to the Plan by the Employer on his behalf; provided, however, that the total Employee

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Contributions and Qualified Deferred Earnings Contributions under this Section shall not exceed 15% of Regular Earnings for any Plan Year and provided, further, that Qualified Deferred Earnings Contributions and the appreciation thereon may not be withdrawn by or distributed to a Member until the earliest of the Member's retirement, death, disability, separation from service, hardship (as defined in Section X.B.) or attainment of age 59-1/2.

     Election of the amount of contribution by a Member shall be made upon such forms and in such manner as the Committee in its sole discretion shall provide and shall be effective on the payroll period following receipt of such election form by the Employer. A Member's election may be changed or terminated only once in any succeeding three (3) month period, or such other period as may be prescribed by uniform rule of the Committee, to be effective upon the first day of the next succeeding calendar month (or on the first day of the payroll period next succeeding); provided, that a Member may increase the rate of his Qualified Deferred Earnings Contributions only once in any calendar year, or at such greater or lesser frequency as may be established from time to time by rule of the Committee, and further provided that a Member may be required to revise his election to enable the Plan to meet the non-discrimination tests set forth in the Code, the applicable Treasury Regulations thereunder and the Plan.

     Contributions shall be remitted to the Trustee within thirty (30) days after the end of the calendar month in which the contributions are deducted, and shall be made in cash; provided, however, that all or any portion of any such contribution to Fund C may be retained and added to the Company's capital funds, and there may be delivered to the Trustee treasury stock or authorized but previously unissued stock of the Company, or stock held by any trust established by the Company for the purpose of satisfying the Company's obligations for the issuance of Company Stock under the Plan, of a value equal to the amount so retained. The value of any such stock shall be the mean between the highest and lowest prices at which the stock is traded on the New York Stock Exchange or, if not so traded, the mean between the closing bid and asked prices thereof on such Exchange, on the last trading day of the calendar month in which the contributions are deducted. Employee Contributions and Qualified Deferred Earnings Contributions and the earnings thereon shall be nonforfeitable.

     Qualified Deferred Earnings Contributions shall be permitted only to the extent such contributions are fully deductible by the Employer under Section 404 of the Code for the Plan Year as to which such contributions are made.

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B.   Employer Contributions

     Subject to the limitations in this Section and in Section XIV., the Employer shall contribute and allocate to the Account of each Member out of current or accumulated earnings and profits an amount equal to the percent indicated below of Employee Contributions, or Qualified Deferred Earnings Contributions, for each calendar month, up to 6% of the Member's Regular Earnings, determined before any reduction for Qualified Deferred Earnings
Contributions:

          Contributions by or on             Employer Matching
          Behalf of a Member                 Contributions
               First 2%                      100%
               Next 4%                       50%

     Employer Contributions shall be remitted to the Trustee within thirty (30) days after the end of each calendar month, and shall be made in cash; provided, however, that all or any portion of any such contribution may be retained and added to the Company's capital funds, and there may be delivered to the Trustee treasury stock or authorized but previously unissued stock of the Company, or stock held by any trust established by the Company for the purpose of satisfying the Company's obligations for the issuance of Common Stock under the Plan, of a value equal to the amount so retained. The value of any such stock contributed by an Employer shall be the mean between the highest and lowest prices at which the stock is traded on the New York Stock Exchange or, if not so traded, the mean between the closing bid and asked prices thereof on such Exchange, on the last trading day of such calendar month.

     Subject to the applicable limitations in this Section and in Section XIV., at the discretion of the Company, Employer Contributions may be increased to an amount not to exceed 100% in the aggregate of a Member's Employee Contributions or Qualified Deferred Earnings Contributions. Such additional Employer Contributions shall be allocated to the Account of each Member in the same manner as provided in this Section VI.B.

     If any Employer is prevented from making its contribution because it has no current or accumulated earnings or profits or because such earnings or profits are insufficient for it to make its contribution in full, then so much of the contribution which such Employer is prevented from making may be made for the benefit of Members employed by such Employer by the other Employers to the extent and in the amounts permitted by Section 404(a)(3)(b) of the Code. Any such contribution made for an Employer by one or more other Employers shall be considered for all provisions of the Plan, unless otherwise provided in the Code, to have been made by the Employer for whose benefit it was made.

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     Contributions under the Plan made by the Employer to the Trust Fund shall be made in a single payment or installments and shall not in the aggregate for each year exceed the maximum deductible contributions for such Plan Year under
Section 404 of the Code.

C.   Rollover Contributions

     Assets transferred to the Plan from a pension or profit sharing plan maintained by an Employer as a result of an amendment, termination, merger, or consolidation of said plan shall constitute Rollover Contributions. For the purpose of this Plan, Rollover Contributions shall be treated as Employee Contributions, Qualified Deferred Earnings Contributions, or as Employer Contributions in accordance with the treatment afforded such assets in the prior plan, except that such assets may be invested in Funds A, B and/or C in this Plan notwithstanding the fact that they represented employer contributions in the prior plan. An Employee shall be vested in a Rollover Contribution to at least the same extent as the Employee was vested in such monies under the terms of the prior plan.

D.   Maximum Additions

     Notwithstanding anything contained herein to the contrary, the total annual additions, as hereinafter defined, made to the Account of a Member for a calendar year (the "limitation year") shall not exceed the lesser of the maximum dollar amount permitted by Section 415(c)(1)(A) of the Code (currently $30,000 (or if greater, 1/4 of the dollar limitation in effect under Section 415(b)(1)(A) of the Code)) or 25% of the Member's compensation, subject to the following:

     If such annual additions exceed the foregoing limitation, as a result of an allocation of forfeitures (if any), a reasonable error in estimating the Member's compensation or a reasonable error in determining the amount of Qualified Deferred Earnings Contributions that may be made under this limitation, any Qualified Deferred Earnings Contributions or Employee Contributions made by the Member, which were not matched by Employer Contributions and which cause the excess, shall be returned (with earnings thereon) to the Member. If, after returning such excess amounts to the Members, an excess still exists, such excess shall be allocated and reallocated to other Eligible Members, as defined in Section XIV. herein. However, if such allocation or reallocation of the excess amounts causes the limitations of
Section 415 of the Code to be exceeded with respect to each Eligible Member for the limitation year, such excess as still remains shall be held unallocated in a suspense account for the limitation year and shall be allocated to the appropriate Eligible Member in the next limitation year before any employer or employee contributions which would constitute

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annual additions under Section 415 of the Code and the Treasury Regulations thereunder may be made to the Plan for that limitation year.

     Notwithstanding the foregoing, in the case of an Employee who participates in this Plan and in the Company's Retirement Annuity Plan or any other defined benefit plan or defined contribution plan maintained by an Employer, the sum of the defined contribution plan fraction and the defined benefit plan fraction for any year shall not exceed 1.0. In the event the sum of such fractions exceeds 1.0, the Committee responsible for the administration of the defined benefit plan shall reduce the pension provided under the defined benefit plan in order that none of the plans shall be disqualified under the Code. For purposes of applying the limitations of this Section, the following rules shall apply:

     The defined contribution plan fraction for any limitation year shall mean the actual aggregate annual additions, as hereinafter defined, to this Plan and all other defined contribution plans maintained by the Employer or Affiliate determined as of the close of the year, over the sum of the lesser of the following amounts determined for the limitation year under consideration and each prior year of service with the Employer or Affiliate: (i) 1.25 multiplied by the maximum dollar limitation in effect under Section 415(c)(1)(A) (without regard to Section 415(c)(6)) of the Code), or (ii) 1.4 multiplied by the maximum amount of annual additions which could have been credited to such Member under
Section 415(c)(1)(B) of the Code for such year, taking into account the transition rules for years ending before January 1, 1983 prescribed thereunder and under ERISA and the Tax Equity and Fiscal Responsibility Act of 1982, including the rules of Section 415(e)(3) of the Code, as amended by the Tax Equity and Fiscal Responsibility Act of 1982, and as adjusted by Section 235(g)(3) of the Tax Equity and Fiscal Responsibility Act of 1982, unless the Committee elects to apply the rules of Section 415(e)(6) of the Code, as added by the Tax Equity and Fiscal Responsibility Act of 1982; provided, however, that the defined contribution plan fraction shall not be deemed to exceed 1.0 with respect to years ending prior to January 1, 1976.

     The defined benefit plan fraction for any limitation year shall mean the projected annual benefit of the Member under the defined benefit plan of the Employer (determined as of the close of the limitation year, and determined under the assumptions that his employment will continue until his normal retirement age or current age, if later, under the plan, that his compensation will continue at the same rate as in effect in the limitation year under consideration, and that all other relevant factors used to determine benefits under the plan will remain constant for all future years), over the lesser of
(i) 1.25 multiplied by the maximum dollar limitation in effect under Section 415(b)(1)(A) of

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the Code for such limitation year, or (ii) 1.4 multiplied by the projected annual benefit that would be payable to the Member under the plan (determined as of the close of the limitation year) if the plan provided the maximum benefit allowable under Section 415(b)(1)(B) of the Code as adjusted by Section 235(g)(4) of the Tax Equity and Fiscal Responsibility Act of 1982; provided, however, that the defined benefit plan fraction with respect to a Member whose pension is limited by his compensation and the terms of such plan on October 2, 1973, shall not be deemed to exceed 1.0.

     The annual addition shall mean the sum of the Employer Contributions, Qualified Deferred Earnings Contributions, forfeitures, if any, and (a) for years prior to January 1, 1987, the lesser of Employee Contributions in excess of 6% of the Member's compensation or one-half of the Member's total Employee Contributions allocated to the Member's account under this Plan for each year, and (b) for years beginning after December 31, 1986, all Employee Contributions; provided, however, that for purposes of computing the defined contribution plan fraction for any year prior to January 1, 1976, the Member's Employee Contributions taken into account for such year shall be deemed to be an amount equal to the excess of the aggregate of the Member Contributions to the Plan prior to January 1, 1976 (without regard to contributions made on or after October 2, 1973, which exceed the rate of Employee Contributions prescribed under the terms of the Plan as of such date) over 10% of his aggregate compensation for each year of his participation in the Plan prior to such date, multiplied by a fraction, the numerator of which is 1 and the denominator of which is the number of the Member's years of participation prior to January 1, 1976. The term "annual addition" shall not include Rollover Contributions under this Plan and any other defined contribution plan of the Employer or Affiliate.

     For purposes of determining the percentage limitations in this Section, the term "compensation" shall mean compensation as defined under Section 415(c)(3) of the Code and the Treasury Regulations issued thereunder.

     The limitations of this Section with respect to any Member who at any time has participated in any other defined contribution plan, or in more than one defined benefit plan, maintained by the Employer or Affiliate shall apply as if the total benefits payable under all defined benefit plans in which the Member has been a participant were payable from one plan, and as if the total annual additions, made to all defined contribution plans in which the member has been a participant, were made to one plan.

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VII. INVESTMENT OF FUNDS

A.   Employee Contributions and Qualified Deferred Earnings Contributions

     Each Member may elect upon enrollment, or thereafter at intervals of at least THREE (3) MONTHS' [ONE (1) MONTH - EFFECTIVE 10/1/94], duration by direction in the form prescribed by the Committee that his future Employee Contributions and Qualified Deferred Earnings Contributions shall be invested in one or more of the following Funds:

     (1) Fund A - An unsegregated fund invested and re-invested in obligations principally of a short or intermediate term nature, including but not limited to savings accounts, savings and loan accounts, time deposits, certificates of deposit, savings certificates, short term securities issued or guaranteed by the United States of America or any agency or instrumentality thereof, and corporate obligations or participations therein (but excluding specifically property, stock or securities of the Company or an Associate Company), although the same may not be legal investments for trustees under the laws applicable thereto, to be selected and held by the Trustee in its sole discretion; or invested and re-invested in whole or in part in one or more investment contracts with one or more insurance companies as directed from time to time by the Committee.

     (2) Fund B - An unsegregated fund invested and re-invested in corporate common stocks either in separate accounts (excluding specifically common stocks of the Company or an Associate Company) or in commingled equity funds, such as a stock index fund, which may include a proportionate share of common stocks of the Company or an Associate Company, although the same may not be legal investments for trustees under the laws applicable thereto, to be selected by the Trustee or the Investment Adviser provided for in Section XVIII., in its sole discretion, or, in the case of the commingled equity fund, to be selected by the Committee, in its sole discretion, and held by the Trustee.

     (3) Fund C - An unsegregated fund invested and re-invested solely in Pfizer Inc. common stock, although such may not be a legal investment for trustees under the laws applicable thereto. The Trustee shall make purchases of such stock in the open market or from the Company if treasury stock or authorized but unissued stock is made available by the Company for such purchase. If such stock is purchased from the Company, its price shall be the mean between the highest and lowest prices at which the stock was traded on the New York Stock Exchange on the day of purchase or, if not so traded, the mean between the closing bid and asked price thereof on such Exchange on the day of purchase. The Trustee may also obtain

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such stock from any trust established by the Company for the purpose of satisfying the Company's obligations for the issuance of Common Stock under the Plan. The Trustee may also purchase such stock from private sources at a cost not in excess of that at which such stock is available on the market.

[THIS NEW FUND D TO BE EFFECTIVE 10/1/94]

     (4) FUND D - A SHORT-TERM FUND CONSISTING OF SHORT-TERM FIXED INCOME INVESTMENTS, GENERALLY U.S. TREASURY BILLS, COMMERCIAL PAPER AND CERTIFICATES OF DEPOSIT AND SIMILAR HIGH QUALITY INVESTMENTS.

     A Member shall also have the right, at intervals of at least THREE (3) MONTHS' [ONE (1) MONTH, EFFECTIVE 10/1/94] duration, as the Committee may by uniform rule permit, to direct that any of his existing Units in any one of the foregoing Funds be converted to any other of the above Funds. Such direction to convert shall be effective as of the first Value Determination Date following receipt thereof by the Committee. A charge in an amount to be established by the Committee but not to exceed 1% of the value of the Units being converted, to cover all or part of the administrative costs thereof, may be deducted for such conversions.

     Notwithstanding the foregoing, any Member subject to Section 16 of the Securities Exchange Act of 1934 who elects to make a conversion involving Units in Fund C shall make such election during the period beginning on the third business day following the date of release of quarterly or annual summary statements of sales and earnings and ending on the twelfth business day following such date, and shall not make such an election more often than once every six months.

B.   Employer Contributions

     All Employer Contributions shall be invested in a separate unsegregated fund consisting solely of Pfizer Inc. common stock (hereinafter referred to as the Company Common Stock Fund or as Fund P). When such contributions are in cash, the Trustee shall make purchases of such stock in the open market or from the Company if treasury stock or authorized but unissued stock is made available by the Company for such purchase. If such stock is purchased from the Company, its price shall be the mean between the highest and lowest prices at which the stock was traded on the New York Stock Exchange on the day of purchase or, if not so traded, the mean between the closing bid and asked price thereof on such Exchange on the day of purchase. The Trustee may also obtain such stock from any trust established by the Company for the purpose of satisfying the Company's obligations for the issuance of Common

Stock under the Plan. The Trustee may also purchase such stock from private sources at a cost not in excess of that at which such stock is available on the market.

C.   Investment of Income Received

     Subject to paragraph D. below, interest, cash dividends, stock dividends and capital gains shall be held or invested and re-invested by the Trustee in the same Fund from which they were derived.

D.   Cash Balances

     Nothing provided herein shall prevent the Trustee or, in the case of Fund B, the Investment Adviser provided for in Section XVIII., from maintaining in cash or short term securities such part of the assets of each Fund (including the Company Common Stock Fund) as in its sole discretion it shall deem necessary or desirable to accomplish the purposes of this Plan.


VIII.     CREDITS TO MEMBERS' ACCOUNTS

     A Member's proportionate interest in each Fund in which he participates and the Company Common Stock Fund shall be represented by Units of Participation (hereinafter called "Units"). When each Fund is established, each Unit shall be
valued at $1.00.   Thereafter, the Committee shall determine on each Value
Determination Date the value of the Unit in each Fund by dividing the sum of uninvested cash and the fair market value of securities therein, by the total number of Units of the Fund. The number of Units for each calendar month credited to a Member in Fund A, B, or C, as applicable, shall be determined by dividing his contributions for that calendar month by the value of a Unit in each such Fund on the Value Determination Date for such calendar month. The number of Units for each calendar month credited to a Member in the Company Common Stock Fund shall be determined by dividing the related Employer Contributions on his behalf, allocated as provided under the Plan, by the value of a Unit in such Fund on the Value Determination Date for such calendar month.

     An individual record of the account of each Member shall be maintained by the Committee and each Member shall receive periodically, but at least once each year, a statement setting forth the status of his Account.

IX.  VESTING OF EMPLOYER CONTRIBUTIONS

     A Member is 100% vested in Employer Contributions.


X.   SUSPENSION OF CONTRIBUTIONS

     A Member may suspend his Employee Contributions or Qualified Deferred Earnings Contributions at any time by direction to the Employer in the form prescribed by the Committee, to be effective as of the next succeeding Value Determination Date. During the suspension of Employee Contributions and Qualified Deferred Earnings Contributions, [WHICH SHALL BE FOR A PERIOD OF AT LEAST ONE MONTH, - EFFECTIVE 10/1/94] no Employer Contributions will be made by the Employer on behalf of such Member. SUCH MEMBER SHALL ALSO BE INELIGIBLE TO RECOMMENCE CONTRIBUTIONS UNTIL THE FIRST DAY OF THE CALENDAR MONTH FOLLOWING ONE
(1) ADDITIONAL YEAR OF SERVICE AS AN EMPLOYEE FROM THE DATE UPON WHICH HIS CONTRIBUTIONS WERE FIRST SUSPENDED. [EFFECTIVE 10/1/94, THE IMMEDIATELY PRECEDING SENTENCE WILL BE DELETED.] A Member who is on short-time shift or on military leave of absence may elect to continue his contributions under this Plan. A Member who has been laid off for lack of work or who is on leave of absence will be deemed to have suspended his contributions until such time as he is restored to the regular service of his Employer, at which time he may immediately recommence contributions under the Plan.

     Any Member subject to Section 16 of the Securities Exchange Act of 1934 who elects to suspend his contribution to Fund C must make such election at least six months prior to the suspension or must cease further contributions and conversions in Fund C for six months, unless such suspension is caused by reason of the requirements of Section 401(a)(17) or 415 of the Code.


XI.  WITHDRAWALS

     Subject to the limitations imposed under Section VI.A. above restricting the withdrawal of Qualified Deferred Earnings Contributions until the earliest of the Member's retirement, death, disability, separation from service, hardship or attainment of age 59-1/2, a Member may, by direction to the Committee in the form prescribed by the Committee, withdraw all or any part of the value of his Account, as of the Value Determination Date coincident with or next following the receipt of notice of such withdrawal, upon the following conditions, provided that, a Member who has attained age 59-1/2 who withdraws the full value of his account may, upon selection in writing to the Committee, receive a lump sum distribution in Pfizer common stock equal in value to all or any part of his share in Fund C and his share, if any, in the Company

Common Stock Fund, plus cash equal in amount to his share in Fund A or B, as applicable, and his remaining share in Fund C and/or any remaining share in the Company Common Stock Fund:

A.   Withdrawal - Other Than of Qualified Deferred Earnings Contributions

     Except as stated above, a Member shall be entitled to withdraw in cash at any time up to the full value of his Employee Contributions and Employer Contributions; provided, however, that an Employee who first becomes a Member on or after March 1, 1991 shall be entitled to withdraw in cash at any time an amount equal to all or any part of his Account attributable to Employer Contributions only if such contributions have been held under the Plan for at least two years from the date of contribution, or at least five years have elapsed since the Employee enrolled in the Plan, or if the Employee would be entitled to make a hardship withdrawal of such Employer Contributions under the hardship withdrawal standards applicable to Qualified Deferred Earnings Contributions; and further provided that funds are withdrawn from a Member's Account in the following order: pre-1987 Employee Contributions; post-1986 Employee Contributions and associated earnings; earnings on pre-1987 Employee Contributions; and Employer Contributions and associated earnings.



B.   Withdrawal - Qualified Deferred Earnings Contributions

     At any time prior to termination of service, a Member who has attained age 59-1/2 may, upon notice to the Committee specifying the amount to be withdrawn, withdraw in cash from the Trust Fund an amount up to the value of his Account allocable to Qualified Deferred Earnings Contributions and appreciation thereon remaining in the Trust Fund as of the next Value Determination Date following receipt of such election, provided the Member first makes a full withdrawal under subsection A. of this Section XI.

     At any time prior to termination of service, a Member shall be entitled to make a hardship withdrawal of the lesser of (i) his Qualified Deferred Earnings Contributions and of the appreciation thereon accrued prior to January 1, 1989, and (ii) the value of the Qualified Deferred Earnings Contributions allocated to his Account as of the withdrawal, up to the amount needed to satisfy the hardship, provided the Member first makes a full withdrawal under subsection A. of this Section XI. of the maximum amount which may be withdrawn pursuant to such subsection.

     A distribution will qualify as a hardship distribution hereunder only if the distribution is made on account of an immediate and heavy financial need and the amount of the distribution is no greater than the amount necessary to satisfy such need. The following are the only financial needs that are deemed to be immediate and heavy: costs directly related to the purchase of a principal residence (excluding mortgage payments) for the Member; expenses for medical care described in Section 213(d) of the Code, incurred by the Member or the Member's Spouse or dependents (as defined in Section 152 of the Code), or necessary for these persons to obtain medical care described in Section 213(d) of the Code; the payment of tuition and related educational fees (excluding room and board) for the next 12 months of post-secondary education for the Member or the Member's Spouse, children or dependents (as defined in Section 152 of the Code); the amount necessary to prevent the eviction of the Member from his principal residence or foreclosure on the mortgage on that residence; payments a Member must make as a result of a tax delinquency or lien, or a court judgment or lien which causes the Member to suffer severe financial hardship and not be able to provide shelter and support for the Member's family; emergency expenses for repairs to a Member's principal residence which are necessary to make the home safe and habitable; emergency expenses necessary for a Member to continue to earn employment income such as repairs to an automobile if the automobile is essential for the Member to earn employment income and no other alternative form of transportation is available; funeral expenses of an immediate family member; legal fees to defend a Member or a member of the Member's immediate family during criminal proceedings; payments to alleviate a severe financial burden which would otherwise cause a Member and the Member's immediate family to suffer present or impending bankruptcy, financial collapse, or severe financial hardship. To demonstrate financial hardship hereunder, the Member must deliver an executed statement indicating the reason for the need, the amount of the need, and the fact that the Member has no other resources reasonably available to relieve that need.

      A distribution under this hardship withdrawal provision shall be deemed to be no greater than an amount sufficient to satisfy the Member's immediate and heavy financial need only if all of the following requirements are met: the amount of the distribution is not in excess of the amount of such need, including any federal, state or local income or excise taxes or penalties which may reasonably be expected to be incurred on account of the distribution; the Member has obtained all distributions (other than hardship distributions) and all nontaxable loans currently available to the Member under all employee benefit plans sponsored by the Employer or Affiliate; for the calendar year following the hardship distribution, the Member is not permitted to make Qualified Deferred Earnings Contributions under all employee benefit plans sponsored by the Employer or Affiliate in excess of the elective deferral limit specified in Section 402(g) of the Code (as Adjusted) less the amount of Qualified Deferred Earnings Contributions made by the Member in the calendar year of the distribution; and the Member is not permitted to make Qualified Deferred Earnings Contributions and any other type of elective deferral contribution or employee contributions under any other qualified or nonqualified plan of deferred compensation maintained by the Employer or Affiliate for 12 months following such distribution or to exercise stock options for cash for 12 months following such distribution.

C. Withdrawal - By Members subject to Section 16 of the Securities Exchange Act of 1934

     Any Member subject to Section 16 of the Securities Exchange Act of 1934 who elects to make a withdrawal in the form of securities from Fund C and/or Fund P must make such election at least six months prior to the withdrawal or must cease further contributions and conversions in Fund C for six months, or the securities so distributed must be held by him for six months prior to disposition; provided, however, that extraordinary distributions of all of the Company's securities held by the Plan and distributions in connection with death, retirement, disability, termination of employment, or a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder, are not subject to this requirement.


XII. SETTLEMENT UPON TERMINATION OF EMPLOYMENT

     Upon termination of employment, a Member, or in case of death, his designated beneficiary, which in the case of a married Member shall be the Member's spouse unless with the consent of the spouse another beneficiary has been designated, or, if there is no spouse or other designated beneficiary, the Member's legal representative, shall be entitled to settlement of his account upon the following conditions:

A.   Termination of Employment

     1. Forms of Benefit. A Member terminating employment, or in the case of a disabled Member terminating employment, his legal representative if one has been appointed, may select settlement of his Account by making a selection in writing to the Committee, in accordance with one of the following methods:

     (a) a lump sum distribution in cash equal to the value of his Accounts in Funds A, B, C, [D; EFFECTIVE 10/1/94], or the Company Common Stock Fund, as applicable; or

     (b) a lump sum distribution in Pfizer common stock equal in value to all or any part of the Member's share in Fund C and his share, if any, in the Company Common Stock Fund, plus cash equal in amount to the Member's share in Fund A or B, as applicable, and his remaining share in Fund C and/or, his remaining share in the Company Common Stock Fund, if any, in a lump sum.

     2. Accounts Left in the Plan After Termination. In the event that the then present value of the Member's Account is $3,500 or less upon termination of employment, the value of such Member's Account shall be distributed to the Member in a lump sum as soon as practicable following termination of employment. If the then present value of the Member's Account exceeds $3,500, the Account of a Member who has terminated without making a selection in writing to the Committee or otherwise consenting to a distribution within thirteen (13) months following termination will remain in the Plan until the Member makes a total withdrawal of his Account, reaches age 65, or earlier dies, at which time settlement will be made in a lump sum distribution in cash or, if so selected in accordance with this Section XII., in cash and/or stock equal to the full value, determined as of the Value Determination Date immediately prior to or coincident with the date of distribution of the Member's share in Fund A, B or C, as applicable, and his share, if any, in the Company Common Stock Fund, less the applicable withholding tax. Such Account may be TOTALLY [EFFECTIVE 10/1/94, THE WORD TOTALLY WILL BE DELETED] withdrawn or may be transferred among funds in accordance with the terms of the Plan. ALSO, ONE PARTIAL WITHDRAWAL WILL BE PERMITTED WITH RESPECT TO SUCH AN ACCOUNT FOLLOWING TERMINATION. [EFFECTIVE 10/1/94, THIS LAST SENTENCE WILL BE DELETED.]

     3. Value Determination Dates. In determining the net values of a Member's Account hereunder, the Value Determination Date immediately subsequent to or coincident with termination of service shall be used. For the purpose of determining the value of any Company common stock distributed hereunder, such value shall be the closing market price at which the stock was traded on the New York Stock Exchange on such Value Determination Date or, if not so traded, the mean between the closing bid and asked price thereof on such Exchange on such Value Determination Date.

     4. Delayed Distribution of Account. In no event shall distribution commence later than sixty (60) days following the later of the end of the Plan Year in which the Member attains age 65 or terminates employment. However, a terminating Member may, subject to the first sentence in Section XII.A.2. and
Section XII.C. hereof, have payment of his benefit commence at a later date which shall be the last day of a month not more than thirteen (13) months following termination. Notwithstanding Section XII.A.3. hereof, in determining the net value of the account of a Member receiving a delayed distribution, the Value Determination Date immediately prior to or coincident wth the date of distribution shall be used.

B.   Death

     In the event of a Member's death, his designated beneficiary, which in the case of a married Member shall be the Member's spouse unless with the consent of the spouse another beneficiary has been designated, or, if there is no spouse or other designated beneficiary, his legal representative, shall receive in cash the full value of the Member's Account, if any, based upon both his share in Funds A, B or C, as applicable, and in the Company Common Stock Fund, or, in lieu of such cash payment such beneficiary or representative may select settlement of the Member's Account in accordance with the alternatives available under subsection A of this Section XII. to a Member upon terminating employment, provided that an irrevocable selection in writing of such settlement is received by the Committee not more than sixty (60) days following such death.

     In determining the net value of a Member's Account hereunder, the Value Determination Date immediately subsequent to or coincident with death shall be used. For the purpose of determining the value of Company common stock, such value shall be the mean between the highest and lowest prices at which the stock was traded on the New York Stock Exchange on such Value Determination Date or, if not so traded, the mean between the closing bid and asked price thereof on such Exchange on such Value Determination Date.

C.   Distribution Limitations

     Notwithstanding the foregoing, in the event a Member is actively employed beyond the year in which he attains age 70-1/2, the minimum amount required under Section 401(a)(9) of the Code and the regulations issued thereunder shall be distributed to him over the Member's life expectancy, commencing not later than April 1 of the calendar year next following the calendar year in which he attains age 70-1/2; provided, however, if a Member is not a five percent (5%) owner (as defined in Section 416(i)(1)(B) of the Code) and shall have attained age 70-1/2 before January 1, 1988, the benefits of any such Member shall be distributed or shall commence to be distributed not later than the April 1 following the later of the calendar in which he retires or attains age 70-1/2. Life expectancy will be redetermined annually in accordance with Treasury Regulation Section 401(a)(9)-1(F-1)(d), and not as may be permitted under
Section 401(a)(9)(D) of the Code. Amounts required to be paid for each year shall be based on the value of the Member's Account on the last day of the immediately preceding Plan Year, adjusted to reflect any additional benefits accrued during such immediately preceding Plan Year.

      All distributions under the Plan shall comply with the incidental death benefit requirements of Section 401(a)(9)(G) of the Code and the regulations (including Treasury Regulation Section 1.401(a)(9)-2) and other guidance issued thereunder.

D.   Qualified Domestic Relations Order

     Notwithstanding anything in the Plan to the contrary, the payment of any benefit to which a Member may be entitled under this Section XII. shall be subject to a qualified domestic relations order within the meaning of Section 414(p) of the Code.


XIII.     DIRECT ROLLOVER DISTRIBUTIONS

     Effective for distributions under the Plan on or after January 1, 1993, at the written request of a distributee (which shall mean a Member, a surviving spouse of a Member, or a spouse or former spouse of a Member that is an alternative payee under a qualified domestic relations order), and upon receipt of the written consent of the Committee, the Trustee shall effectuate a direct rollover distribution of the amount requested by the distributee in accordance with Section 401(a)(31) of the Code, to an eligible retirement plan (as defined in Section 401(a)(31)(D) of the Code). Such amount may constitute all or part of any distribution otherwise to be made hereunder to the distributee, provided that such distribution constitutes an "eligible rollover distribution," as defined in Section 402(c) of the Code and the regulations and other guidance issued thereunder. All direct rollover distributions shall be made in accordance with this Section. For purposes of this Section, the following terms have the following meanings:

     (i) The term "eligible rollover distribution" means any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or for a specified period of ten years or more; or any distribution to the extent such distribution is required under Section 401(a)(9) of the code; or any distribution to the extent such distribution is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to the employer securities).

     (ii) The term "eligible retirement plan" means an individual retirement account described in Section 408(a) of the Code, an individual retirement annuity described in Section 408(b) of the Code, or (to the extent provided in Section 401(a)(31)(D) of the Code) a qualified trust described in Section 401(a) of the Code, that accepts the distributee's eligible rollover distribution. However, in the case of an eligible rollover distribution to a surviving spouse, an eligible retirement plan is an individual retirement account or individual retirement annuity.

     (iii) A direct rollover distribution shall be made only to one eligible retirement plan; a distributee may not elect to have a direct rollover distribution apportioned between or among more than one eligible retirement plan.

     (iv) Direct rollover distributions shall be made in cash in the form of a check made out to the Trustee of the eligible retirement plan, in accordance with procedures established by the Committee, plus shares of Pfizer common stock otherwise distributable hereunder to the distributee, which shares shall be registered in a manner necessary to effectuate a direct rollover under Section 401(a)(31) of the Code.

     (v) Amounts attributable to after-tax employee contributions shall be distributed directly to the distributee and may not be distributed in a direct rollover distribution.

     (vi) No direct rollover distribution shall be made unless the distributee furnishes the Committee with such information as the Committee shall require, including but not limited to: the name of the recipient eligible retirement plan, and any account number or other identifying information.

     (vii) A distributee may have a portion of an eligible rollover distribution distributed directly to him and a portion directly rolled over to an eligible retirement plan as such distributee may determine.





XIV. ADDITIONAL LIMITATIONS ON EMPLOYEE AND EMPLOYER CONTRIBUTIONS

     The annual Employee Contributions and Employer Contributions must meet one of the following two tests:

     (i) The Average Contribution Percentage for Eligible Members who are Highly Compensated Employees for the Plan Year shall not exceed the Average Contribution Percentage for Eligible Members who are Nonhighly Compensated Employees for the Plan Year multiplied by 1.25; or

     (ii) The Average Contribution Percentage for Eligible Members who are Highly Compensated Employees for the Plan Year shall not exceed the Average Contribution Percentage for Eligible Members who are Nonhighly Compensated Employees for the Plan Year multiplied by 2, provided that the Average Contribution Percentage for Eligible Members who are Highly Compensated Employees does not exceed the Average Contribution Percentage for Eligible Members who are Nonhighly Compensated Employees by more than two (2) percentage points or such lesser amount as the Secretary of the Treasury shall prescribe to prevent the multiple use of this alternative limitation with respect to any Highly Compensated Employee.

     An Eligible Member means any Employee of an Employer Company who is otherwise authorized under the terms of the Plan to have Employee Contributions or Employer Contributions or Qualified Deferred Earnings Contributions allocated to his Account for the Plan Year.

     Average Contribution Percentage means the average (expressed as a percentage) of the Contribution Percentages of the Eligible Members in a group.

     Contribution Percentage means the ratio (expressed as a percentage) of (a) the sum of (i) Employer Contributions, (ii) Employee Contributions and (iii) Qualified Deferred Earnings Contributions to the extent permitted pursuant to regulations under Section 401(m) of the Code (and approved in the discretion of the Committee), in each case made for the Plan Year on behalf of the Eligible Member to (b) the Eligible Member's compensation for the Plan Year. For these purposes, compensation means an Employee's wages as defined in Section 3401(a) of the Code and all other payments of compensation to the Employee by his Employer (in the course of the Employer's trade or business) for which the Employer is required to furnish the Employee a written statement under Sections 6041(d), 6051(a)(3) and 6052 of the Code, determined without regard to any rules under Section 3401(a) that limit the remuneration included in wages based on the nature or location of the employment or the services performed, and provided that compensation shall include amounts contributed by an Employer that are not includible in the gross income of an Employee under Section

125 or 402(e)(3) of the Code. The amount of compensation taken into account for these purposes shall be limited in accordance with Section 401(a)(17) of the Code.

     For purposes of this Section, the Contribution Percentage for any Eligible Member who is a Highly Compensated Employee for the Plan Year and who is eligible to make employee contributions, or to receive matching contributions, qualified nonelective contributions or elective deferrals (as such terms are defined in Section 401(m) of the Code) allocated to his account under two or more plans described in Section 401(a) of the Code or arrangements described in
Section 401(k) of the Code that are maintained by the Employer or an Affiliate shall be determined as if all such contributions were made under a single plan.

     In the event that the Plan satisfies the requirements of Section 401(a)(4) or 410(b) of the Code only if aggregated with one or more other plans, or if one or more other plans satisfy the requirements of Section 401(a)(4) or 410(b) of the Code only if aggregated with the Plan, then this Section shall be applied by determining the Contribution Percentages of Eligible Members as if all such plans were a single plan.

     For purposes of determining the Contribution Percentage of an Eligible Member who is a Highly Compensated Employee, the Employer Contribution, Employee Contributions and compensation of such Member shall include the Employee Contributions, Employer Contributions and compensation of family members of such Member as defined in the definition of Highly Compensated Employee, and such family members shall be disregarded in determining the Contribution Percentage for Eligible Members who are Nonhighly Compensated Employees. For these purposes, "compensation" shall have the same meaning as compensation for purposes of determining the Contribution Percentage.

     The determination and treatment of the Contribution Percentage of any Member shall satisfy such other requirements as may be prescribed by the Secretary of the Treasury.

     Excess Aggregate Contributions means the excess of (i) the aggregate amount of Employee Contributions, and the aggregate amount of Employer Contributions, and to the extent permitted (and approved in the discretion of the Committee) or required under regulations of the Secretary of the Treasury, Qualified Deferred Earnings Contributions actually made with respect to each Plan Year on behalf of Highly Compensated Employees for such Plan Year, over (ii) the maximum amount of such contributions permitted under the limitations of Section XIV. In accordance with the regulations issued under Section 401(m) of the Code, Excess Aggregate Contributions shall be determined by a leveling procedure under which the Contribution Percentage of the Highly Compensated Employee with the highest such percentage is reduced to the extent required to cause such Member's Contribution Percentage to equal that of the Highly Compensated Employee with the next highest Contribution Percentage, or, if it results in a lower reduction, to the extent required to enable the limitations of Section XIV. to be satisfied. This leveling procedure is repeated until the limitations of
Section XIV. are satisfied. In no case shall the amount of Excess Aggregate Contributions with respect to any Highly Compensated Employee exceed the Employee Contributions and Employer Contributions made on behalf of such Member in any Plan Year.

     The determination of Excess Aggregate Contributions with respect to the Plan shall be made after first determining the Excess Deferral Amount and then determining the Excess Qualified Deferred Earnings Contributions under Section XV.

     Excess Aggregate Contributions and income allocable thereto shall be distributed in cash by the end of the 2-1/2 month period following the Plan Year to which such contributions relate, to Members to whose Accounts Employee Contributions or Employer Contributions were allocated for such preceding Plan Year. Notwithstanding the foregoing, Excess Aggregate Contributions shall in no event be distributed later than the end of the Plan Year following such preceding Plan Year; provided however that Excess Aggregate Contributions shall be distributed by reducing contributions made on behalf of Highly Compensated Employees in the order of their Contribution Percentages beginning with the highest of such percentages.

     The income or loss allocable to Excess Aggregate Contributions shall be determined by multiplying the income or loss allocable to the Member's Employee Contributions and Employer Contributions for the Plan Year by a fraction, the numerator of which is the Excess Aggregate Contributions on behalf of the Member for the Plan Year and the denominator of which is the Member's Account attributable to Employee Contributions and Employer Contributions on the last day of the Plan Year reduced by the gain allocable to such total amount for the Plan Year and increased by the loss allocable to such total amount for the Plan Year. Income shall include the gain or loss for the period between the end of the Plan Year and the date of distribution as provided under the safe harbor method under regulations promulgated by the Secretary of the Treasury.

     Amounts distributed to Highly Compensated Employees hereunder shall be treated as annual additions to the extent required by law.

     Notwithstanding anything in the Plan to the contrary, if the rate of Employer Contributions (determined after application of the corrective mechanisms described in this Section XIV. and Section

XV.) discriminates in favor of Highly Compensated Employees, the Employer Contributions attributable to any Excess Qualified Deferred Earnings Contributions, Excess Aggregate Contributions, or Excess Deferral Amounts of each affected Highly Compensated Employee shall be forfeited so that the rate of Employer Contributions is nondiscriminatory. Any such forfeitures shall be made no later than the end of the Plan Year following the Plan Year for which the contribution was made. Forfeitures, if any, shall be utilized to reduce future Employer Contributions.


XV.  ADDITIONAL LIMITATIONS ON QUALIFIED DEFERRED EARNINGS CONTRIBUTIONS

     Notwithstanding the foregoing, a Member's Qualified Deferred Earnings Contributions to the Plan during a Plan Year, when added to amounts deferred during such Plan Year under any other plans or arrangements described in Section 401(k) of the Code which are sponsored by an Employer, may not exceed $7,000 (as Adjusted); and provided further that all contributions hereunder shall be limited by the requirements under Sections 401(k) and 401(m) of the Code and the regulations thereunder with respect to a maximum percentage or percentages for Highly Compensated Employees. The Committee may decrease the maximum percentages with respect to all or some Members as it deems necessary or appropriate consistent with the requirements of Sections 401(k) and 401(m) of the Code and the regulations thereunder.

     In addition, the Qualified Deferred Earnings Contributions must meet one of the following two tests:

     (i) The Average Actual Deferral Percentage for Eligible Members who are Highly Compensated Employees for the Plan Year shall not exceed the Average Actual Deferral Percentage for Eligible Members who are Nonhighly Compensated Employees for the Plan Year multiplied by 1.25; or


     (ii) The Average Actual Deferral Percentage for Eligible Members who are Highly Compensated Employees for the Plan Year shall not exceed the Average Actual Deferral Percentage for Eligible Members who are Nonhighly Compensated Employees for the Plan Year multiplied by 2, provided that the Average Actual Deferral Percentage for Eligible Members who are Highly Compensated Employees does not exceed the Average Actual Deferral Percentage for Eligible Members who are Nonhighly Compensated Employees by more than two (2) percentage points or such lesser amount as the Secretary of the Treasury shall prescribe to prevent the multiple use of the alternative limitation with respect to any Highly Compensated Employee.

     The Average Actual Deferral Percentage means the average (expressed as a percentage) of the Actual Deferral Percentages of the Eligible Members in a group.

     Actual Deferral Percentage means the ratio (expressed as a percentage) of Qualified Deferral Earnings Contributions on behalf of the Eligible Member for the year to the Eligible Member's compensation for the Plan Year. For these purposes, compensation means an Employee's wages as defined in Section 3401(a) of the Code and all other payments of compensation to the Employee by his Employer (in the course of the Employer's trade or business) for which the Employer is required to furnish the Employee a written statement under Sections 6041(d), 6051(a)(3) and 6052 of the Code, determined without regard to any rules under Section 3401(a) that limit the remuneration included in wages based on the nature or location of the employment or the services performed, and provided that compensation shall include amounts contributed by an Employer that are not includible in the gross income of an Employee under Section 125 or 402(e)(3) of the Code. The amount of compensation taken into account for these purposes shall be limited in accordance with Section 401(a)(17) of the Code.

     For purposes of this Section, the Actual Deferral Percentage for any Eligible Member who is a Highly Compensated Employee for the Plan Year and who is eligible to have Qualified Deferred Earnings Contributions allocated to his account under two or more plans or arrangements described in Section 401(k) of the Code that are maintained by the Employer or an Affiliate shall be determined as if all such Qualified Deferred Earnings Contributions were made under a single plan.

     For purposes of determining the Actual Deferral Percentage of a Member who is a Highly Compensated Employee, the Qualified Deferred Earnings Contributions, and the compensation of such Member shall include the Qualified Deferred Earnings Contributions, and compensation of family members of such Members described in the definition of Highly Compensated Employee and such family members shall be disregarded in determining the Actual Deferral Percentage for Members who are Nonhighly Compensated Employees. For these purposes, "compensation" shall have the same meaning as compensation for purposes of determining the Actual Deferral Percentage.

     The determination and treatment of the Qualified Deferred Earnings Contributions and Actual Deferral Percentage of any Member shall satisfy such other requirements as may be prescribed by the Secretary of the Treasury.

     If in a calendar year, the sum of Qualified Deferred Earnings Contributions and deferrals under other Section 401(k) plans sponsored by an Employer on behalf of a Member exceed the limitation of $7,000 (as Adjusted) under this
Section XV., such excess shall constitute Excess Deferral Amounts under this Plan to the extent of Qualified Deferred Earnings Contributions made under the Plan on behalf of such Member in that calendar year. Notwithstanding any other provision of the Plan, Excess Deferral Amounts increased by any income and decreased by any loss allocable thereto pursuant to this Section shall be distributed in cash no later than each April 15 to Members on whose behalf such Excess Deferral Amounts were made for the preceding calendar year.

     The income or loss allocable to Excess Deferral Amounts shall be determined by multiplying the income or loss allocable to the Qualified Deferred Earnings Contributions by a fraction, the numerator of which is the Excess Deferral Amount of the Member for the Plan Year and the denominator of which is the sum of the Member's Account attributable to the Member's Qualified Deferred Earnings Contributions as of the last day of the Plan Year reduced by the gain allocable to such total amount for the Plan Year and increased by the loss allocable to such total amount for the Plan Year. Income shall include the gain or loss for the period between the end of the Plan Year and the date of distribution as provided under the safe harbor method under regulations promulgated by the Secretary of the Treasury.

     Excess Qualified Deferred Earnings Contributions means the excess of (i) the aggregate amount of Qualified Deferred Earnings Contributions actually made with respect to each Plan Year on behalf of Highly Compensated Employees for such Year, over (ii) the maximum amount of such contributions permitted under the limitations of Section XV. In accordance with the regulations issued under
Section 401(k) of the Code, Excess Qualified Deferred Earnings Contributions shall be determined by a leveling procedure under which the Actual Deferral Percentage of the Highly Compensated Employee with the highest such percentage is reduced to the extent required to cause such Member's Actual Deferral Percentage to equal that of the Highly Compensated Employee with the next highest Actual Deferral Percentage, or, if it results in a lower reduction, to the extent required to enable the limitations of Section XV. to be satisfied. This leveling procedure is repeated until the limitations of Section XV. are satisfied.

     Excess Qualified Deferred Earnings Contributions increased by any income and decreased by any loss allocable thereto shall be distributed in cash within 2-1/2 months following the Plan Year to which they relate but in any event no later than the last day of each Plan Year following the Plan Year to which they relate, to

Members on whose behalf such Excess Qualified Deferred Earnings Contributions were made for the preceding Plan Year.

     The income or loss allocable to Excess Qualified Deferred Earnings Contributions shall be determined by multiplying the income or loss allocable to the Member's Qualified Deferred Earnings Contributions for the Plan Year by a fraction, the numerator of which is the Excess Qualified Deferred Earnings Contribution on behalf of the Member for the Plan Year and the denominator of which is the sum of the Member's Account balances attributable to Qualified Deferred Earnings Contributions on the last day of the Plan reduced by the gain allocable to such total amount for the Plan Year and increased by the loss allocable to such total amount for the Plan Year. Income shall include the gain or loss for the period between the end of the Plan Year and the date of distribution as provided under the safe harbor method under regulations promulgated by the Secretary of the Treasury.

     The Excess Qualified Deferred Earnings Contributions shall be reduced by the amount of Excess Deferral Amounts distributed to the Member.


XVI. MULTIPLE USE LIMITATION TEST

     If (i) one or more Highly Compensated Employees are Eligible Members (ii) the sum of the Average Actual Deferral Percentage and Average Contribution Percentage of such Highly Compensated Employees exceeds the Aggregate Limit (as defined herein), and (iii) the Average Actual Deferral Percentage and Average Contribution Percentage tests each fails to satisfy the 125% nondiscrimination tests under Sections XIV. and XV., then the Average Contribution Percentage of such Highly Compensated Employees will be reduced (beginning with such Highly Compensated Employee whose Average Contribution Percentage is the highest) so that the Aggregate Limit is not exceeded. The amount by which each such Highly Compensated Employee's Contribution Percentage is reduced shall be treated as an Excess Aggregate Contribution (and distributed in accordance with Section XIV.). The Average Actual Deferral Percentage and Average Contribution Percentage of the Highly Compensated Employees are determined after any corrections required under Sections XIV. and XV. have been made.

     Aggregate Limit means the greater of (i) the sum of 1.25 multiplied by the greater of the Average Actual Deferral Percentage of the Nonhighly Compensated Employees or the Average Contribution Percentage of Nonhighly Compensated Employees under the Plan for the Plan Year for which the Aggregate Limit is determined, and two percentage points plus the lesser of the Average Actual Deferral Percentage of Nonhighly Compensated Employees or the Average

Contribution Percentage of Nonhighly Compensated Employees not to exceed twice the lesser of these amounts; or, (ii) the sum of 1.25 multiplied by the lesser of the Average Actual Deferral Percentage of Nonhighly Compensated Employees or the Average Contribution Percentage of Nonhighly Compensated Employees, and two percentage points plus the greater of the Average Actual Deferral Percentage of Nonhighly Compensated Employees or the Average Contribution Percentage of Nonhighly Compensated Employees not to exceed twice the greater of these amounts.




XVII.  SAVINGS AND INVESTMENT PLAN COMMITTEE

     A. This Plan shall be administered by a Savings and Investment Plan Committee consisting of at least three persons, who may be Members of the Plan, appointed by the Board of Directors of the Company. Members of the Committee shall serve at the pleasure of the Board of Directors of the Company, and may resign at any time upon due notice in writing. The Committee shall act by a majority of its members, and the Secretary thereof shall certify its actions to the Trustee.

     B.(1) The Committee shall be the Plan Administrator and shall have fiduciary responsibility under ERISA for the general operation of the Plan, and the exclusive authority and responsibility (i) to appoint and remove Investment Advisers, if any, with respect to Fund B of the Plan Trust and the Trustee or any successor Trustee under the Plan and the Trust Agreement, (ii) to direct the segregation of all or a portion of the assets of Fund B of the Plan Trust into an Investment Adviser account or accounts at any time and from time to time and to add or to withdraw assets from such Investment Adviser account or accounts as it deems desirable or appropriate, (iii) to direct the Trustee to enter into a group annuity contract or contracts, in such form and on such terms as may be approved by the Committee to provide for annuity settlements under the Plan, and
(iv) to direct the Trustee to enter into one or more investment contracts with one or more insurance companies as provided herein and in the Trust Agreement; provided, however, that, except as expressly set forth above, the Committee shall have no responsibility for or control over the investment of the Plan assets held in the investment funds established hereunder. The Committee may appoint or employ such persons as it deems necessary to render advice with respect to any responsibility of the Committee under the Plan. The Committee may allocate to any one or more of its members any responsibility that it may have under the Plan and may designate any other person or persons to carry out any responsibility of the Committee under the Plan. Any person may serve in more than one fiduciary capacity with respect to the Plan.

       (2) The Committee shall determine whether a judgment, decree, or order, including approval of a property settlement agreement, made pursuant to a state domestic relations law, including a community property law, that relates to the provision of child support, alimony payments, or marital property rights of a spouse, former spouse, child, or other dependent of the Member is a qualified domestic relations order within the meaning of Section 414(p) of the Code, and shall give the required notices and segregate any amounts that may be subject to such order if it is a qualified domestic relations order, and shall administer the distributions required by any such qualified domestic relations order.

       (3) The Committee has discretion and authority to make such uniform rules as may be necessary to carry out the provisions of the Plan and to determine any questions arising in the administration, interpretation and application of the Plan, which determination shall be conclusive and binding on all parties. The Committee is also authorized to purchase or arrange for payment of an appropriate annuity or any other form of payment in cases involving groups of employees involuntarily terminated, and to permit terminated members to remain in the Plan for up to five (5) years following termination, where such termination is caused by the company's sale of a portion of its business, prior to transferring their accounts to the purchaser, when the Committee determines that such action is appropriate to prevent inequities with respect to such employees. The determination of the Committee in such matters shall be conclusive and binding on all parties. The Committee is also authorized to adopt such uniform rules as it may consider necessary or desirable for the conduct of its affairs and the transaction of its business, including, but not limited to, the power on the part of the Committee to act without formally convening and to provide that action of the Committee may be expressed by written instruments signed by a majority of its members. It shall elect a Secretary, who need not be a member of the Committee, who shall record the minutes of its proceedings and shall perform such other duties as may from time to time be assigned to him. The Committee may retain legal counsel (who may be the General Counsel of the Company) when and if it be found necessary or convenient to do so, and may also employ such other assistants, clerical or otherwise, as may be needed, and expend such monies as may be required for the proper performance of its work. Such costs and expenses shall be borne by the Employer in accordance with the provisions of Section XXI.

       (4) To the extent permitted by law, the Committee, the Trustee, the Boards of Directors of the Employers, and the Employers and their respective officers shall not be liable for the directions, actions or omissions of any agent, legal or other counsel, accountant or any other expert who has agreed to the performance of administrative duties in connection with the Plan or Trust. The Committee, the Trustee, the Boards of Directors of the Employers, and the Employers and their respective officers shall be entitled to rely upon all certificates, reports, data, statistics, analyses and opinions which may be made by such experts and shall be fully protected in respect to any action taken or suffered by them in good faith reliance upon any such certificates, reports, data, statistics, analyses or opinions; all actions so taken or suffered shall be conclusive upon each of them and upon all persons having or claiming to have any interest in or under the Plan.

     C. Each member of the Committee shall be indemnified by the Company against all costs and expenses (including counsel fees but excluding any amount representing a settlement unless such settlement be approved by the Board of Directors of the Company) reasonably incurred by or imposed upon him in connection with or resulting from any action, suit or proceeding to which he may be made a party by reason of his being or having been a member of the Committee (whether or not he continues to be a member of the Committee at the time when such cost or expense is incurred or imposed), to the full extent of the law.
The foregoing rights of indemnification shall not be exclusive of other rights to which any member of the Committee may be entitled as a matter of law, contract or otherwise.


XVIII.  TRUST AGREEMENT

     The Company shall enter into a written Trust Agreement with a Trustee of its choice, to become effective upon the date this Plan becomes effective, providing for the administration of the Funds established hereunder (Funds A, B, C and the Company Common Stock Fund). The Trust Agreement shall provide that all of the Funds will be held, managed, invested and re-invested and distributed by the Trustee in accordance with its provisions, and may provide for the appointment by the Company of an Investment Adviser with full power and authority in its sole discretion to direct the Trustee with respect to all investments and re-investments of Fund B and may provide for the investment in whole or in part of Fund A in one or more investment contracts with one or more insurance companies as from time to time may be directed by the Committee. It shall further provide that it may be amended in whole or in part by the Company, acting through its Board of Directors, at any time or from time to time and in any manner, except that no part of the Trust Fund, either by reason of any amendment, or otherwise, shall ever be used for or diverted to purposes other than for the exclusive benefit of members and their beneficiaries. The Trust Agreement shall be deemed to form a part of the Plan, and any and all rights or benefits which may accrue to any person under this Plan shall be subject to all the terms and provisions of the Trust Agreement.

XIX.  ASSOCIATE COMPANIES

     Any corporation, with the consent of the Company, by taking appropriate corporate action may become an Associate Company and secure the benefits of this Plan for its Employees by adopting this Plan as its Plan, by becoming party to the Trust Agreement, and by taking such other actions as the Company shall consider necessary or desirable to accomplish that purpose. The Company may, upon thirty (30) days' written notice, request an Associate Company to withdraw from the Plan, and upon the expiration of such thirty-day period, unless such Associate Company has taken appropriate corporate action to accomplish such withdrawal, such Associate Company shall be deemed to have withdrawn from the Plan. Accounts of the Members of such Associate Company shall be vested and settled in the manner provided in Section XXVI.D.

     Any Associate Company may at any time segregate from further participation in the Trust under the Trust Agreement. Such Associate Company shall file with the Trustee a document evidencing its segregation from the Trust Fund and its continuance of a Trust in accordance with the provisions of the Trust Agreement as though such Associate Company were the sole creator thereof. In such event, the Trustee shall deliver to itself as Trustee of such trust such part of the Trust Fund as may be determined by the Committee to constitute the appropriate share of the Trust Fund then held in respect of the Members of such Associate Company. Such former Associate Company may thereafter exercise in respect of such Trust Agreement all the rights and powers reserved to the Company and to the Committee under the provisions of the Trust Agreement.

     In a similar manner, the appropriate share of the Trust Fund determined by the Committee to be then held in respect of Members in any division, plant, location or other identifiable group or unit of the Company or an Associate Company may be segregated, and the Trustee shall hold such segregated assets in the same manner and for the same purpose as provided above in the event of segregation of an Associate Company, and the Company or any successor owner of the segregated unit shall have the rights and powers hereinabove provided for a segregated Associate Company.


XX.  VOTING RIGHTS

     The Trustee shall have the sole and exclusive right to vote any securities held in Funds A and B hereunder, in its discretion. With respect to Pfizer Inc. common stock held in Fund C and the Company Common Stock Fund, each Member shall be entitled to give voting instructions to the Trustee with respect to his interest, if any, in such stock. Each Member's interest in such stock shall be computed by multiplying the total number of shares held by the Trustee on the applicable shareholder record date by the ratio of the value of Fund C and the Company Common Stock Fund, if any, credited to such Member (as of the Value Determination Date immediately preceding the shareholder record date) to the total value of all Pfizer Inc. common stock credited to all Members as of such Value Determination Date, excluding the value of such stock allocated to Members whose accounts have been distributed prior to the shareholder record date. Written notice of any meeting of the Company and a request for voting instructions will be mailed by the Company to each Member having an interest in Fund C and the Company Common Stock Fund, except those Members having only a fractional interest in a common share of the Company. The Trustee shall vote shares and fractional shares of such Company common stock in accordance with the written direction of each Member with respect to his interest, if any, provided such direction is received by the Trustee at least ten (10) days before the date set for the meeting at which such Company common stock is to be voted. Shares and fractional shares of Company common stock with respect to which no such direction shall be timely given, shall be voted in the same ratio, to the nearest whole vote, as the shares with respect to which instructions were received from Members.

     In the event of a tender or exchange offer for Pfizer stock, each Member shall determine whether his shares shall be tendered or exchanged by notifying the Trustee in writing on a form to be supplied by the Company. Such determination shall be held in confidence by the Trustee.


XXI.  ADMINISTRATIVE COSTS

     Subject to the provisions of Section VII., all costs and expenses of administering the Plan (except the costs of transferring Company common stock to a Member requesting the same upon withdrawal or termination of employment, which shall be borne by such Member, and except the fees and charges of the Investment Adviser which shall be charged against Fund A or Fund B), shall be borne by the Employer, and until so paid shall represent a lien in favor of the Trustee against each respective Fund.


XXII.  NON-ALIENATION OF BENEFITS

     No benefit payable under the provisions of the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same shall be void; nor shall benefits be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of any Member or beneficiary except as specifically provided in the Plan, or by a qualified domestic relations order within the meaning of Section 414(p) of the Code, or by any other applicable law.


XXIII.  NOTICE

     Whenever an Employer, the Committee or the Trustee is required to take action pursuant to a request or direction from an eligible Employee or a Member participating in the Plan, such request or direction shall be in the form prescribed by the Employer, the Committee or the Trustee, as applicable, and notice thereof shall be given by such eligible Employee or Member at least fifteen (15) days prior to the date such request or direction is to become effective.


XXIV. INVESTMENTS

     Each Member shall assume all risk in connection with any decrease in the market value of any investment in the respective Funds in which he participates, including the Company Common Stock Fund, and such Funds shall be the sole source of all payments to be made under the Plan.

     Neither the Company, any Associate Company, the Committee or the trustee, nor any officer or employee of any of them, is authorized to advise a Member as to the manner in which his contributions to the Plan should be invested. The election of the Fund or Funds in which a Member participates is his sole responsibility, and the fact that designated Funds are available to Members for investment shall not be construed as a recommendation for the investment of a Member's contributions hereunder in all or any of such Funds.


XXV.  MISCELLANEOUS

     A. The provisions of the Plan shall be construed, regulated and administered according to the laws of the State of New York, except to the extent superseded by any controlling Federal statute.

     B. If any Member, former Member, or beneficiary, in the judgement of the Committee, is legally, physically or mentally incapable of personally receiving and receipting for any payment due hereunder payment may be made to the guardian or other legal representative of such Member, former Member or beneficiary or to such other person or institution who, in the opinion of the

Committee, is then maintaining or has custody of such Member, former Member or beneficiary. Such payments shall constitute a full discharge with respect to such payments.

     C. Nothing contained herein or in the Trust Agreement shall entitle any Member, former Member, beneficiary or any other person to the right or privilege of examining or having access to the books or records of the Company, any Associate Company, the Committee or the Trustee; nor shall any such person have any right, legal or equitable, against the Company or an Associate Company, or any director, officer, employee, agent or representative thereof, or against the Committee or the Trustee, except as expressly provided herein.

     D. The Committee shall be fully protected in respect to any action taken or suffered by them in good faith in reliance upon the advice or opinion of any actuary, accountant, legal counsel, appraiser, or physician, and all action so taken or suffered shall be conclusive upon all Members, former Members, beneficiaries, heirs, distributees, personal representatives and any other person claiming under the Plan.

     E. Participation in the Plan shall not be construed as conferring any legal rights upon any Member for a continuation of employment nor shall it interfere with the rights of the Company or any Associate Company to terminate any Member and to treat him without regard to the effect which such treatment might have upon him as a Member.

     F. With respect to Members subject to Section 16 of the Securities Exchange Act of 1934, transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the 1934 Act.
To the extent that compliance with any Plan provision applicable solely to such Members is not required in order to bring a transaction by such Member into compliance with Rule 16b-3, it shall be deemed null and void as to such transaction, to the extent permitted by law and deemed advisable by the Plan administrators. To the extent any provision of the Plan or action by the Plan administrators involving such Members is deemed not to comply with an applicable condition of Rule 16b-3, it shall be deemed null and void as to such Members, to the extent permitted by law and deemed advisable by the Plan administrators.

     G. In the event of a reclassification, recapitalization, merger, consolidation, reorganization, stock split, stock dividend, cash dividend, combination or exchange of shares, repurchase of shares or any similar change in the corporate structure of the Company, which in the judgment of the Committee materially affects the value of the shares of the Company's Common Stock, the

Committee may determine the appropriate adjustments, if any, to the number of shares of such Common Stock that may be offered or issued by the Plan.


XXVI.  TERMINATION, AMENDMENT OR SUSPENSION OF THE PLAN

     A. The Company hopes and expects to continue the Plan indefinitely but necessarily reserves the right to amend, suspend or discontinue it in whole or in part at any time by action of its Board of Directors. Subject to Section 411(d)(6) of the Code, Treasury Regulations thereunder and other applicable law, such amendments or modifications may be retroactive if necessary or appropriate to qualify or maintain the Plan or Trust as a Plan or Trust meeting the requirements of Section 401 of the Code, to secure and maintain the tax exemption of the Trust under Section 501 of the Code, and in order that the contributions to the Plan be deductible under Section 404(a) of the Code or any other applicable provisions of the Code and regulations issued thereunder.

     B. Except in the case of amendments necessary to meet the requirements of the Code and regulations thereunder as aforesaid, if the Company, by action of its Board of Directors without the approval of the holders of a majority of the outstanding common stock of the Company, shall make any amendment or modification of Section VI. with respect to the amount of the contributions that may be made by any Member or Employer or make any amendment or modification of
Section IX., each such amendment or modification shall take effect at the beginning of the next succeeding fiscal year and shall remain in effect for at least one year.

     C. In the event of suspension of the Plan, all provisions of the Plan shall continue in effect during such period of suspension, except Sections V., VI., and those provisions of Section XI. which permit resumption of contributions. Upon continuous suspension of the Plan for a period of three (3) years, the Plan shall terminate.

     D. In the event of termination of the Plan in whole or in part or upon the complete discontinuance of Employer contributions, a Member affected by such termination or discontinuance shall be immediately vested in the amounts credited to his account in the Company Common Stock Fund. Effective as of the date of such termination or discontinuance, accounts of affected Members shall be settled and distributed under the provisions of Section XII. as though the termination of employment had occurred on the date of such termination or discontinuance subject to the limitations of Section 401(k) of the Code.

     E. The Committee may make non-substantive administrative changes to the Plan so as to conform with or take advantage of governmental requirements, statutes or regulations.


XXVII.  PLAN MERGERS AND CONSOLIDATIONS

     In the event of any merger or consolidation of the Plan with, or transfer in whole or in part of the assets and liabilities of the Trust Fund to another trust fund held under, any other plan of deferred compensation maintained or to be established for the benefit of all or some of the Members of this Plan, the assets of the Trust Fund applicable to such Members shall be transferred to the other trust fund only if:

     (i) each Member would, if either this Plan or the other plan then terminated, receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit he would have been entitled to receive immediately before the merger, consolidation or transfer if this Plan had then terminated; and

     (ii) the Employer and any new or successor employer of the affected Members shall authorize such transfer of assets.


XXVIII.  CLAIMS PROCEDURE

     Any request by a Member or any other person for any benefit alleged to be due under the Plan shall be known as a "Claim" and the Member or other person making a Claim shall be known as a "Claimant."

     A Claim shall be filed when a written statement has been made by the Claimant or the Claimant's authorized representative and delivered to the Vice President - Personnel, Pfizer Inc., 235 East 42nd Street, New York, New York 10017. This statement shall include a general description of the benefit which the Claimant believes is due and the reasons the Claimant believes such benefit is due, to the extent this is within the knowledge of the Claimant. It shall not be necessary for the Claimant to cite any particular Section or Sections of the Plan, but only to set out the facts known to him which he believes constitute a basis for a Claim.

     Within sixty (60) days of the receipt of the Claim by the Plan, the Vice President -Personnel shall (i) notify the Claimant that the Claim has been approved, (ii) notify the Claimant that the Claim has been partially approved and partially denied, or (iii) notify the Claimant that the Claim has been denied. Notice of the decision shall be in writing and shall be delivered to the Claimant either personally or by first-class mail.

     In the event a Claim is denied in whole or in part, the notice of denial shall set forth (i) the specific reason or reasons for the denial, (ii) specific reference to the pertinent Plan provisions on which the denial is based, (iii) a description of any additional material or information necessary for the Claimant to perfect the Claim and an explanation of why such material or information is necessary, and (iv) an explanation of the Plan's claim review procedure.

     Within sixty (60) days of the receipt of a notice of denial of a Claim in whole or in part, a Claimant or his duly authorized representative (i) may request a review upon written application to the Committee, (ii) may review documents pertinent to the Claim, and (iii) may submit issues and comments in writing to the Committee.

     It shall be the duty of the Committee to review a Claim for which a request for review has been made and to render a decision not later than one hundred twenty (120) days after receipt of a request for review. The decision shall be in writing and shall include the specific reasons for the decision and specific references to the pertinent Plan provisions on which the decision is based. The decision shall be delivered to the Claimant either personally or by first-class mail.


XXIX.  TOP-HEAVY RULE

     A. Notwithstanding any provision in the Plan to the contrary, if the Plan is determined by the Committee to be top-heavy, as that term is defined in
Section 416 of the Code, in any calendar year, commencing on or after January 1, 1984, then for that calendar year the vesting schedule and minimum benefit rules, as set forth below, shall be applicable. Determination of whether the Plan is top-heavy shall be made in accordance with the definition of "top heavy group" as set forth in paragraph B.7. of this Section XXIX. hereof.

     B.  Definitions solely applicable to this Section XXIX .

         1. "Compensation" shall mean the amount reportable by the Employer for federal income tax purposes as wages paid to the Member for such period.

         2. "Determination Date," the date for determining whether the Plan is top-heavy, shall be the December 31 of the preceding year.

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                                     - 40 -

         3. "Key Employee" shall have the same meaning as in Section 416(i)(1) of the Code.

         4. "Non-Key Employee" shall mean an employee other than a Key Employee as defined in subsection B.3. above.

         5. "Valuation Date," for minimum funding purposes, shall be a date within the twelve-month period ending on the Determination Date, regardless of whether a valuation for minimum funding purposes is performed in that year.

         6. "Aggregation group" shall mean (I) each plan of the Employer in which a Key Employee is a participant and (II) each other plan of the Employer which enables any plan described in (I) above to meet the nondiscrimination tests and minimum participation rules of sections 401(a)(4) and 410 of the Code.

         7. "Top heavy group" shall mean any aggregation group for which the sum (as of the determination date) of (I) the present value of the cumulative accrued benefits for key employees under all defined benefit plans included in such group, and (II) the aggregate of the accounts of key employees under all defined contribution plans included in such group, exceeds 60 percent of a similar sum determined for all employees.

     C. For the purpose of determining whether this Plan is top-heavy, this Plan, the Company's Retirement Annuity Plan, and the Company's Employee Stock Ownership Plan shall be considered an aggregation group, as defined in Section XXIX.B.6. of this Plan.

     D.  Minimum Benefit and Vesting Rule solely applicable to this Section
XXIX.

     No Employer Contributions in addition to those made under Section VI. of this Plan shall be credited to the account of a Non-Key Employee who is a Member of the Plan, if this Plan becomes top-heavy. However, in such event, the actuarial equivalent of the value of all Employer's Contributions under this Plan whether or not attributable to years in which the Plan is top-heavy, shall be applied as an offset against the minimum annual benefit provided under
Section 16 of the Company's Retirement Annuity Plan. Qualified Deferred Earnings Contributions made prior to January 1, 1985 shall not count as Employer Contributions for this purpose.

     E. If the Plan becomes subject to the adjustments pursuant to Section 416(h) of the Code, the defined benefit plan fraction described in Section 415(e)(2)(B) and the defined contribution


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                                     - 41 -

fraction described in Section 415(e)(3)(B) shall be applied by substituting 1.0 for 1.25 in the denominator of each fraction.


XXX.  PLAN LOAN PROVISIONS

     Upon written application to the Committee, a Member may borrow up to 50% of the vested portion of his account up to a $50,000 maximum, subject to approval by the Committee, under such uniform rules, consistent with the limitations contained in Section 72(p)(2) of the Code, as the Committee shall adopt concerning, but not limited to, loan eligibility, loan prepayment and suspension for default of loan repayment. The loan shall bear a reasonable rate of interest and shall be adequately secured as determined by the Committee.
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                                     - 42 -

                                   SCHEDULE A


Groups or Classes eligible for participation in the Savings and Investment Plan (except in each case employees covered by a collective bargaining agreement that does not provide for coverage of such employees under the Plan):

1. All employees in the service of Pfizer Inc at the following locations:

                New York Headquarters, New York, New York
                Brooklyn Plant, Brooklyn, New York
                Groton Plant and Research Laboratories, Groton, Connecticut Vigo Plant and Research Laboratories, Terre Haute, Indiana Milwaukee Plant, Milwaukee, Wisconsin
                Washington Office, Washington, D.C.
                Atlanta Branch, Doraville, Georgia
                Chicago Branch, Hoffman Estates, Illinois
                Clifton Branch, Clifton, New Jersey
                Dallas Branch, Dallas, Texas
                Parsippany Plant, Parsippany, New Jersey
                Irvine Branch, Irvine, California
                Lee's Summit Plant, Lee's Summit, Missouri
                Aviation Department, West Trenton, New Jersey
                Sidney Plant, Sidney, Nebraska

2. Headquarters Foreign Residents in the regular services of a foreign subsidiary (as defined in Section 3121(1)(8) of the Code) of Pfizer Inc. who are either United States citizens employed outside the continental limits of the United States or are lawful Resident Aliens of the United States employed outside both their country of citizenship and the continental limits of the United States.

3. All Field Sales Personnel in the service of the following divisions of Pfizer Inc:

                Pfizer Labs Division
                Food Science Group
                Animal Health Group
                Roerig Division
                Consumer Health Care Division
                Pratt Pharmaceuticals Division
                National Health Care Operations Division


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                                     - 43 -

4.            All employees in the service of the following Associate Companies:

                Pfizer International Inc.
                Howmedica, Inc.
                Howmedica Management & Technical Services Ltd.
                Shiley Incorporated
                Valleylab, Inc.
                Infusaid, Inc.
                Schneider (U.S.A.), Inc., a Pfizer Company
                Biomedical Sensors Inc.
                American Medical Systems, Inc.
                Strato Medical Corp.